Exhibit 10(e)

CBS RETIREMENT EXCESS PENSION PLAN

PART B – AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

Section 1.  Purpose.

The purpose of this CBS Retirement Excess Pension Plan is to provide for the payment of certain pension and pension-related benefits to certain employees of CBS Corporation (the “Company”) and its subsidiaries so that the total pension and pension-related benefits of such employees can be determined without regard to certain benefit limitations imposed on the CBS Retirement Plan (the “Qualified Plan”) by Section 401(a)(17) and Section 415 of the Code, the Employee Retirement Income Security Act of 1974, and related legislation.

Section 2.  2009 Amendment and Restatement and Grandfathered Status of Benefits Deferred Prior to January 1, 2005.  The Excess Pension Plan for Certain Employees of Viacom International Inc. was adopted as of January 1, 1989, restated as of January 1, 1996, renamed the Viacom Excess Pension Plan as of January 1, 2003, and further renamed the CBS Retirement Excess Pension Plan as of December 31, 2005.  The Plan is hereby again amended and restated, effective as of January 1, 2009, by the adoption of Part B of the Plan, as set forth herein.  Part A of the Plan, consisting of the original Plan and the amendments made prior to October 3, 2004, applies to a Participant’s benefit or any portion thereof that is considered to have been Deferred under the Plan prior to January 1, 2005 (the “Section 409A Grandfathered Benefit”), in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The Section 409A Grandfathered Benefit shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the codification of Code Section 409A.  The provisions of this Part B shall apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005.  This Part B of the Plan is intended to meet all of the requirements of Code Section 409A, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to the period commencing January 1, 2005 and ending December 31, 2008 and with respect to the portion of a Participant’s benefit that is considered to have been Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan was administered in accordance with a reasonable, good faith interpretation of Code Section 409A, Treasury Regulations, IRS Notices and other guidance issued thereunder, and such interpretation shall govern the rights of a Participant with respect to that period of time.

Section 3.  Definitions.  Unless the context clearly indicates otherwise, the following terms when used in this Plan with initial capital letters shall have the following meanings:

A.            The term “Actuarial Equivalent” or “Actuarially Equivalent” means, with respect to a Plan Benefit, or any portion thereof, an amount of equivalent value determined on such actuarial basis as the Committee, in its sole discretion, shall determine is reasonable and appropriate and which shall be applied by the Committee in a uniform and consistent manner.

B.            The term “Aggregate Benefit” has the meaning provided in Section 7.D.

C.            The term “Beneficiary” means the beneficiary designated under this Plan to receive benefits upon the death of the Participant.  A Participant’s Beneficiary will be determined pursuant to the terms of the Qualified Plan in which he participates, as in effect at the time of benefit commencement under this Plan.

D.            “Benefit Commencement Date” means, except as provided below, the first day of the month immediately following the later of (i) the Participant’s Separation from Service, and (ii) the Participant’s attainment of age 55.  In the event a Participant makes a Subsequent Payment Election, the Benefit Commencement Date shall be the first day of the month coinciding with or next following the date upon which the Participant has elected to have payment of his Post-2004 Plan Benefit commence.

E.             The term “Code” means the Internal Revenue Code of 1986, as amended.

F.             The term “Committee” means the CBS Retirement Committee or any successor thereto.

G.            The term “Company” has the meaning provided in Section 1.

H.            The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations Sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

I.              The term “Employee” means an employee of the Employer.

J.             The term “Employer” means the Company and its subsidiaries and affiliates that participate in the Plan.

K.            The term “New Viacom Pension Plan” means the successor plan to the former Viacom Pension Plan sponsored by the new Viacom Inc.  New Viacom Excess Pension Plan means the successor plan to the former Viacom Excess Pension Plan sponsored by the new Viacom Inc.

L.             The term “Normal Retirement Date” has the meaning given such term under the Qualified Plan, effective January 1, 2005.

M.           The term “Optional Forms” has the meaning provided in Section 7.

N.            The term “Participant” has the meaning provided in Section 5.

O.            The term “Plan” means the CBS Retirement Excess Pension Plan, as in effect from time to time.  Part A of the Plan, which is attached hereto and made a part hereof, shall apply to any portion of a Participant’s Plan Benefit that was Deferred prior to January 1, 2005.  Part B of the Plan is set forth herein and shall apply to any portion of a Participant’s Plan Benefit that is Deferred on or after January 1, 2005.  Certain provisions of this Part B apply as of certain earlier effective dates as specified herein.

P.             The term “Plan Benefit” has the meaning provided in Section 6.A.

Q.            The term “Post-2004 Plan Benefit” means any portion of a Participant’s Plan Benefit that was Deferred after December 31, 2004.

R.            The term “Pre-Retirement Death Benefit” means the benefit described in Section 7.F(i).

S.             The term “Qualified Plan” means the CBS Retirement Plan, as in effect on January 1, 2005 and as may be amended from time to time thereafter.

T.            The term “Same Sex Domestic Partner” has the meaning provided in the Qualified Plan.

U.            The term “Section 409A Grandfathered Benefit” has the meaning provided in Section 2.

V.            The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months).  For purposes of this Section 3.V, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 3.V (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 3.V, the Employer shall be considered to include all members of the controlled group of corporations which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

W.           The term “Subsequent Payment Election” has the meaning provided in Section 7.B.

X.            The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s Plan Benefit will commence.

Y.            The term “Year of Service” has the meaning provided in the Qualified Plan.

Section 4. Administration.

This Plan shall be administered by the Committee, which shall administer it in a manner consistent with the administration of the Qualified Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Section 401(a) of the Code.  The Committee’s decisions in all matters involving the interpretation and application of this Plan shall be final.  The Committee may act on its own behalf or through the actions of its duly authorized representative.

The Committee shall be the final review committee under the Plan, with the authority to determine conclusively for all parties any and all questions arising from the administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any participant, spouse or beneficiary, and construction of disputed or doubtful terms.  Such decisions shall be conclusive and binding on all parties and not subject to further review.

Section 5.  Eligibility.

Employees who are eligible for benefits under the Plan (“Participants”) are those Employees who are (i) participants in the Qualified Plan whose annual base salary and commissions exceed the annual compensation limit in effect under Section 401(a)(17) of the Code, and (ii) are designated by the Committee as an employee eligible to participate in the Plan.  If an Employee becomes a Participant in any calendar year, such Employee shall remain a Participant for all future calendar years.

For purposes of this Plan, “Compensation” means the total compensation taken into account under the Qualified Plan (without regard to the limitations of Section 401(a)(17) of the Code and the regulations thereunder).

A Participant’s Compensation under this Plan shall be subject to a maximum annual Compensation of $750,000.  For Participants as of December 31, 1995, the maximum annual Compensation for the 1996 calendar year and each subsequent calendar year shall be the Participant’s Compensation under the Plan for the 1995 calendar year.  Notwithstanding the foregoing, for any Participant who is also a participant in the New Viacom Pension Plan and the New Viacom Excess Pension Plan after December 31, 2005, the maximum amount of Compensation under this Plan is limited to $375,000.

In no event shall an Employee who is not entitled to benefits under the Qualified Plan be eligible for a benefit under this Plan.

Section 6.  Amount of Benefit.

A.            The benefits payable to a Participant under this Plan (the “Plan Benefit”) shall be equal to the excess, if any, of:

(i)            the benefits which would have been paid to such Participant under the Qualified Plan, if the provisions of the Qualified Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415 (determined as of the Benefit Commencement Date of the Post-2004 Plan Benefit, regardless of the actual commencement date of said benefits), over

(ii)           the benefits which are payable to such Participant under the Qualified Plan (determined as of the Benefit Commencement Date of the Post-2004 Plan Benefit, regardless of the actual commencement date of said benefits).

B.            In determining the benefit of any Participant who prior to January 1, 1996 was a participant in the Paramount Communications Inc. Retirement Plan, such eligible Participant shall not be credited with any Benefit Service prior to January 1, 1996.

C.            For purposes of clarity, a Participant’s Section 409A Grandfathered Benefit shall be paid to the Participant at the same time and in the same form as the Participant’s benefit under the Qualified Plan is paid. The Participant’s Post-2004 Plan Benefit will be calculated as follows:

(i)            If the Participant’s Post-2004 Plan Benefit is payable at the same time as the benefits described in the first sentence of this Section 6.C, the Participant’s total Plan Benefit shall be determined as provided in Sections 6.A and 6.B above.  The Participant’s Post-2004 Plan Benefit shall be equal to the Participant’s total Plan Benefit, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero).

(ii)           If the Participant’s Post-2004 Plan Benefit is not paid at the same time as the benefits described in the first sentence of this Section 6.C, the amount payable to the Participant as his Post-2004 Plan Benefit pursuant to this Part B of the Plan shall be equal to the Participant’s total Plan Benefit determined as provided in Sections 6.A and 6.B above, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero), subject to the following additional criteria.  Both the Participant’s total Plan Benefit and Section 409A Grandfathered Benefit shall be determined as of the Benefit Commencement Date of the Participant’s Post-2004 Plan Benefit, regardless of the actual commencement date of the Participant’s said benefits.

Section 7.  Payment of Plan Benefit.

A.            Time of Payment.

(i)            General.  Subject to Subsections B, E and F of this Section 7, and except as provided in a Participant’s Transition Election, the Post-2004 Plan Benefit payable to a Participant shall commence as of the Participant’s Benefit Commencement Date, provided that the first payment may be made up to 90 days after the later of (a) the Participant’s 55th birthday, and (b) the Participant’s Separation from Service.  If the first payment is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment. Except as provided in Subsection B or a Participant’s Transition Election, a Participant shall not have the right to designate the tax year in which such Post-2004 Plan Benefits are payable.

(ii)           Special Rule for Separations Prior to January 1, 2009.  Subject to Subsections B, E and F of this Section 7, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not reached age 55 prior to January 1, 2009 and has not commenced the payment of his Plan Benefit prior to January 1, 2009, the Benefit Commencement Date of his Post-2004 Plan Benefit shall be his 55th birthday and the first payment shall be made within 90 days of his Benefit Commencement Date. Subject to Subsections B, E and F of this Section 7, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not commenced the payment of his Plan Benefit prior to January 1, 2009, but has reached age 55 prior to January 1, 2009, the Benefit Commencement Date of the Post-2004 Plan Benefit payable to such Participant shall be July 1, 2010 and the first payment shall be made within 90 days of his Benefit Commencement Date. If the first payment under this Section 6.A(ii) is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.

B.            Subsequent Payment Election.  A Participant may elect, on a written form (a “Subsequent Payment Election”) acceptable to the Committee, to change the time that Post-2004 Plan Benefit payments are to commence pursuant to Subsection A of this Section 6, provided that any such election shall comply with the requirements of Treasury Regulations Section 1.409A-2(b).  Any Subsequent Payment Election that satisfies the preceding requirements shall be irrevocable when made but may be superseded by one (but not more than one) Subsequent Payment Election that satisfies the requirements set forth above.

C.            Form of Payment.  The normal form of Post-2004 Plan Benefit payable to a Participant on his Benefit Commencement Date will be a Life Annuity (as described below).  In lieu of receiving the Post-2004 Plan Benefit in the normal form, at any time prior to his Benefit Commencement Date, a Participant may elect, on a written form acceptable to the Committee, to receive his or her Post-2004 Plan Benefit in any one of the following forms (the “Optional Forms”), each of which are Actuarially Equivalent to the Life Annuity:

(i)            Life Annuity – a monthly benefit is paid to the Participant during his or her lifetime with no payment made after the Participant’s death.

(ii)           Joint and 50% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 50% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(iii)          Joint and 66-2/3% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 66-2/3% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(iv)          Joint and 75% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 75% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(v)           Joint and 100% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 100% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(vi)          5-Year Certain Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 5 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 5-year term.

(vii)         10-Year Certain Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 10 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 10-year term.

(viii)        15-Year Certain Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 15 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 15-year term.

(ix)           20-Year Certain Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 20 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 20-year term.

If a Participant elects an Optional Form that provides for payments to a joint annuitant or Beneficiary, such joint annuitant or Beneficiary shall be designated at the time the Participant elects such Optional Form.

D.            Small Payment Cash-Out.  Notwithstanding any provision of the Plan to the contrary but subject to Section 7.E, if on a Participant’s Benefit Commencement Date, the Actuarially Equivalent lump sum present value of the Participant’s Post-2004 Plan Benefit and the Participant’s post-2004 benefits under any other plans with respect to which deferrals of compensation are treated as having been Deferred under a single nonqualified deferred compensation plan with the Plan under Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregate Benefit”) is less than $10,000, the Participant’s entire Aggregate Benefit will be paid in such lump sum on the date the Participant’s Post-2004 Plan Benefit was otherwise scheduled to commence.

E.             Delayed Payments for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Code Section 409A, on the date the Participant incurs a Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s Separation from Service will instead be paid on the earlier of (i) the first business day of the seventh calendar month after the date of the Participant’s Separation from Service, or (ii) the Participant’s death.  Any benefit payments delayed because of the preceding sentence shall be paid in a lump sum on the date described in the preceding sentence.  Any benefit payments that are scheduled to be paid more than six months after such Participant’s Separation from Service shall not be delayed and shall be paid in accordance with the schedule prescribed by Subsections A and B of this Section 7.

F.             Payments Upon Death.

(i)           Prior to Benefit Commencement Date.  In the event that a Participant dies prior to his Benefit Commencement Date, and is married or has a Same Sex Domestic Partner, a benefit (the “Pre-Retirement Death Benefit”) will be payable to his spouse or Same Sex Domestic Partner pursuant to the following provisions of this clause (i).

(A)          Amount of Benefit.  The Pre-Retirement Death Benefit payable to the Participant’s spouse or Same Sex Domestic Partner will be 50% of the benefit that would have been payable to the Participant under the Plan had the Participant retired on the day before his date of death and chosen a Joint and 50% Survivor Annuity Option with his spouse or Same Sex Domestic Partner as his joint annuitant.  The Pre-Retirement Death Benefit for a Participant who dies prior to age 55 and who shall have five or more Years of Service on the date of his death, will be equal to the benefit payable at his Normal Retirement Date, modified as follows:

(1)           reduced at the rate of 6% per year (0.5% for each full month) for each year in the period between the date he would have attained age 60 and his Normal Retirement Date, if he had lived to such points in time;

(2)           reduced at the rate of 4% per year (0.333% for each full month) for each year in the period between the date he would have attained age 55 and the date he would have attained age 60, if he had lived to such points in time; and

(3)           reduced on the basis of Actuarially Equivalent factors for each year in the period between the date of his death and the date he would have attained age 55, if he had lived to such point in time.

(B)           Time and Form of Payment.  The Pre-Retirement Death Benefit shall be paid to the Participant’s spouse or Same Sex Domestic Partner in an Actuarially Equivalent single lump sum payment within 90 days after the date of the Participant’s death.

(ii)           On or After Benefit Commencement Date.  In the event a Participant dies on or after his Benefit Commencement Date, Post-2004 Plan Benefits shall continue to a joint annuitant or Beneficiary only if provided pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 7.

Section 8. Employees’ Rights.

An Employee’s rights under this Plan, including his rights to vested benefits, shall be the same as his rights under the Qualified Plan, except that he shall not be entitled to any payments from the Pension Trust maintained under said Plan or from any other funding vehicle on the basis of any benefits to which he may be entitled under this Plan.  Benefits under this Plan shall be payable from the general assets of the Company.

Section 9.  Amendment and Discontinuance.

The Company expects to continue this Plan indefinitely.  However, the Board of Directors shall have the right to amend, suspend or terminate the Plan at any time, if, in its sole judgment, such a change is deemed necessary or desirable.  The Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents.  Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Post-2004 Plan Benefits, including requiring that the Actuarial Equivalent of Post-2004 Plan Benefits be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with Section 7.E above with respect to specified employees, or to fail to comply with the requirements of Code Section 409A.

However, if the Board of Directors or the Committee should amend the Plan, or if the Board of Directors should suspend or terminate the Plan, the Company shall be liable for any benefits accrued under this Plan as of the date of such action, to the extent they would not be payable under the Qualified Plan as of the date the Participant’s Plan Benefit commences.

Section 10.  Code Section 409A.

To the extent applicable, it is intended that Part B of this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither the Company nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, Same Sex Domestic Partner, or beneficiary with respect to any payments provided hereunder.